April 5, 2018

Dear Ashley,

I am pleased to confirm the details your recent compensation changes at HealthEquity,
Inc. (hereinafter referred to as “the Company”).

The effective date: April 1, 2018.

COMPENSATION PACKAGE
Your salary will be equivalent to $400,000.00 per year and will be paid twice monthly on the 15th and last day of every month, equating to 24 pay periods per calendar year.

As the Executive Vice President & CIO/CTO you will continue to participate in the Company Executive Bonus Plan, where 50% of your base pay will be tied to individual, team and company goals. In determining the amount of bonus pay, the Company shall consider your work performance, and the Company meeting corporate-wide goals. Bonuses are not a guarantee and must be approved by the Compensation Committee of the Board of Directors of the Company. Further details of this bonus policy are covered in the Executive Bonus Plan.

In addition to your regular salary and potential bonus, you will also be granted a special one-time equity award in the amount of $1,500,000 of time vested Restricted Stock Units. These RSU’s were approved by the Compensation Committee of the Board of Directors of HealthEquity, Inc. on April 5, 2018. Further details of the restricted stock unit equity will be provided to you separately.

Should you have any questions, feel free to contact me at (801)727-1274.

Kindly indicate your understanding and acceptance of this offer letter by signing below and returning a copy of the entire document to the People Department.

We look forward to having you continue your association with HealthEquity, Inc. and anticipate a long and successful future together.

Sincerely,

Natalie Atwood
SVP, People
HealthEquity, Inc.

ACCEPTANCE:

By signing this letter, I, Ashley Dreier, accept the compensation terms outlined above for the Executive Vice President and CTO./CIO , at HealthEquity, Inc.

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Signature Date